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                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                        BELLWETHER EXPLORATION COMPANY


     Bellwether Exploration Company (the "Company"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law ("DGCL"), does hereby certify:

     FIRST:   That the Board of Directors of the Company, by the unanimous written consent of its members, duly adopted resolutions setting forth a proposed amendment to the Company's Certificate of Incorporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the first paragraph of Article Four of the Company's Certificate of Incorporation be amended in its entirety as follows, with the remainder of Article Four to remain unamended:

                                 "ARTICLE FOUR

          The Corporation shall have authority to issue two classes of stock, and the total number authorized shall be thirty million (30,000,000) shares of Common Stock of the par value of one cent ($0.01) each, and one million (1,000,000) shares of Preferred Stock of the par value of one cent ($0.01) each. A description of the different classes of stock of the Corporation and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of such stock are as follows:"
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     SECOND:  That thereafter, pursuant to resolution of the Company's Board of
Directors, a special meeting of the stockholders of said corporation was duly called and held, upon written notice to all stockholders pursuant to Section 222 of the DGCL, at which meeting the necessary number of shares as required by
Section 242 of the DGCL were voted in favor of the amendment.

     THIRD:   That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

     IN WITNESS WHEREOF, the Company has caused this certificate to be signed by J. Darby Sere, its President and Chief Executive Officer, this ____day of ________________, 1997.

                                       BELLWETHER EXPLORATION COMPANY



                                       By:______________________________
                                       Name:  J. Darby Sere
                                       Title: President and Chief
                                              Executive Officer